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                                         EXHIBIT 23.3

                               CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation by reference in this Registration Statement of Transcrypt International, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated May 2, 1997 relating to the consolidated financial statements of E.F. Johnson Company, appearing in the Prospectus which is included in the Registration Statement on Form S-1, as amended, of Transcrypt International, Inc. (File No. 333-35469) declared effective on October 14, 1997 by the Securities and Exchange Commission, and to the reference to us under the caption "Experts" in the Prospectus.


/s/ PRICE WATERHOUSE LLP


Price Waterhouse LLP
Minneapolis, Minnesota
October 15, 1997